UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2019

Cocrystal Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38418	35-2528215
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19805 N. Creek Parkway Bothell, WA	98011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 459-1831

(Former name or former address, if changed since last report.): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01. Other Information.

Cocrystal Pharma, Inc. (the “Company”) is in the process of finalizing certain accounting matters and its assessment of its internal control over financial reporting. The Company’s independent registered public accounting firm is still completing their audit procedures in regards to those matters. As a result, the Company is filing the extension notice under Rule 12b-25 of the Securities Exchange Act of 1934 which gives the Company an automatic 15-day extension to file its Form 10-K.

The Company expects to report a total loss of approximately $63 million which will include a $54 million non-cash write off of our remaining in-process research and development (“IPR&D”) intangible asset. Our research and development expenses of approximately $59 million included the $54 million write off of IPR&D. Excluding the $54 million write off of IPR&D, our research and development expenses primarily consisted of compensation-related costs for our employees dedicated to research and development activities and for our Scientific Advisory Board, as well as lab supplies, CRO costs, lab services, facilities and equipment costs. We abandoned the compounds associated with the IPR&D intangible asset, which were acquired in our November 2014 merger with RFS Pharma. Since the compounds which were licensed to RFS Pharma by Emory University (“Emory”) were no longer needed in our HCV program we terminated our license agreement of these compounds with Emory (see additional information below regarding Emory license agreement). Our HCV program, including clinical trials (as well as the clinical trial scheduled to begin in Hong Kong), only use our CC-31244 compound in combination with approved drugs. Our CC-31244 compound was created in our labs and was not one of the IPR&D compounds licensed from Emory. Our HCV program is now focused on combining our CC-31244 compound with approved products rather than in combination with our own products still in early development. The goal of developing ultra-short treatments of four-six weeks remains the same.

On December 6, 2018, we notified Emory of the termination of our License Agreement with Emory, dated March 7, 2013 (the “License Agreement”). The License Agreement covered patents and patent applications for HCV inhibitors, which we no longer consider essential to our HCV program. As part of our HCV program, we continue to focus our efforts on CC-31244. The Company had the right to terminate the License Agreement at its sole discretion upon 90 days’ prior written notice and upon payment of all amounts due Emory under the License Agreement through the date of termination. As of the date of this filing, the License Agreement has been terminated, no amounts were due under the License Agreement and none will be owed in the future.

The above financial data is preliminary, based upon the Company’s estimates and subject to completion of the Company’s evaluation of the matters described under Part III above. Moreover, this data has been prepared on the basis of currently available information. The Company’s independent registered public accounting firm has not audited or reviewed, and does not express an opinion with respect to, this data. This data does not constitute a comprehensive statement of the Company’s financial results for the year ended December 31, 2018, and the Company’s final numbers for this data may differ materially from these estimates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cocrystal Pharma, Inc.

Dated: March 19, 2019	By:	/s/ James Martin
James Martin
Chief Financial Officer